Exhibit 10.1

CONSIGNMENT AGREEMENT

This Consignment Agreement (this "Agreement") is made effective as of July 21st 2017 between Jet Aviation Components & Aircraft International, Inc. located at 19597 NE 10th Ave. Building 6 Bay A North Miami, FL 33179 (“Jet”) and Blackpoll Fleet International, Inc. located at 8411 West Oakland Park Blvd. # 201 Sunrise, FL 33351 and/or its assigns (“BPOL”)

The parties agree as follows:

I. RIGHT TO SELL. Jets owns Inventory attached hereto as Exhibit “A”. In accordance with this Agreement, Jet grants BPOL an exclusive right to sell the Inventory during the term of this Agreement. BPOL agrees to devote its best efforts to sell the Inventory. All sales prices and terms of sale shall be determined by mutual agreement of the Parties.

II. PROCEEDS OF SALES. BPOL shall pay Jet fifty percent (50%) of the proceeds after expenses not to exceed $ 17,000 per month are paid from the sale of the Inventory. The amount determined in the previous sentence shall be paid to Jet on or before the 15th day following the month in which the proceeds were obtained. With each net proceeds payment, BPOL will submit to Jet a written report that sets forth the calculation of the amount of the net proceeds payment and the extent of current inventory.

III. RECORDS. BPOL shall keep accurate records regarding the quantities of the Inventory that are sold. Jet shall have the right to inspect such records from time to time after providing reasonable notice of such intent to BPOL.

IV. TITLE TO MERCHANDISE. Consigned merchandise shall remain the property of Jet until sold.

V. USE OF OFFICE FURNITURE, EQUIPMENT AND SUPPLIES. Jet shall permit BPOL to use its Office Furniture, Equipment and Supplies during the term of this Agreement per Facility Use Agreement attached hereto as Exhibit “B”

VI. PAYROLL TAXES. BPOL shall be exclusively liable for, and shall indemnify Jet against such liability for, all employee payroll taxes and insurance arising out of wages payable to persons employed by BPOL in connection with the performance of this Agreement.

VII. DEFAULTS. If BPOL fails to abide by the obligations of this Agreement as follows:

A.	Remit the consignment payment to Jet when due, Jet shall have the option to cancel this Agreement by providing 15 day(s) written notice to BPOL. BPOL shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

B.	Sell a minimum of $ 300,000 worth of said Inventory every year commencing November 1st, 2017, JET shall have the option for 30 days after the completion of each BPOL fiscal year to terminate this Agreement if such minimum is not met.

VIII. ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing 30 days' written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.

IX. WARRANTIES. Neither party makes any warranties with respect to the use, sale or other transfer of the Inventory by the other party or by any third party. In no event will BPOL be liable for direct, indirect, special, incidental, or consequential damages, that are in any way related to the Inventory.

X. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. BPOL shall have the right to assign its interests in this Agreement with written approval of Jet with such right not to be unreasonably denied.

XI. TERMINATION. This Agreement may not be terminated by either party other than by default as listed in VII above, by providing 15 days' written notice and giving other party option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

XII. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

XIII. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

XIV. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

XV. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

XVI. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

 IN WITNESS WHEREOF, the undersigned have duly executed and delivered this non-binding term sheet as of the day and year first above written.

Blackpoll Fleet International, Inc.

Date:	By:
Dan Oran

Jet Aviation Components & Aircraft International, Inc.

Date:	By:
Allen Beni, CEO